Exhibit 10.26
Group 1 Automotive, Inc.
Summary of Non-Employee Director Compensation
(Effective February 1, 2009 a 10% reduction
in retainer and meeting fees has been applied)

Amount
Annual Retainer[1]:
Cash	$31,500
Stock[2]	95,000
Additional Annual Retainers:
Non-Executive Chairman of the Board	90,000
Audit Committee Chair	22,500
Compensation Committee Chair	9,000
All Other Committee Chairs	6,750
Meeting Fees[3]:
Board	2,250
Audit Committee	2,250
Non-Audit Committee	1,350
Vehicle Stipend	17,600

1.	Payable in quarterly installments.

2.	Granted under Group 1 Automotive, Inc. 2007 Long Term Incentive Plan; valued at the date of grant.

3.	Abbreviated meetings, as determined at the discretion of the chair, will result in the payment of one-half of the regular fees for the meeting.
Summary of Director
Stock Ownership Guidelines
Approved November 2009
Directors are required to maintain ownership of a minimum of 10,000 shares of Group 1 Automotive, Inc.’s common stock. The minimum ownership requirement must be achieved within five years of election to the Board of Directors. Restricted stock granted to directors as part of the annual retainer counts toward the minimum ownership requirement without regard to the vesting or other liquidity provisions related thereto.